Exhibit 19.1

CONCRETE PUMPING HOLDINGS, INC.

INSIDER TRADING POLICY

Adopted on: January 29, 2019 (Last updated: December 26, 2024)

This Insider Trading Policy (this “Policy”) provides guidelines to all employees and officers of Concrete Pumping Holdings, Inc. (“Holdings”), and its subsidiaries and affiliates reported on a consolidated basis (collectively, the “Company”), as well as members (each, a “Director” and collectively, the “Directors”) of the Company’s Boards of Directors (the “Directors”), with respect to transactions in Holdings’ securities, and codifies the Company’s standards on trading and enabling the trading of securities of Holdings or other publicly-traded companies while in possession of material non-public information.

1.         Scope of Policy

The Policy applies to Directors, officers, employees and contractors of the Company, their family members and any entities (e.g., corporations, partnerships or trusts) that any of the foregoing persons control (“Insiders”), and is divided into two parts:

●	Part I applies to all Insiders, and prohibits trading in the Company’s and other companies’ securities in certain circumstances; and
●

Part II applies to Directors and certain officers and employees of the Company who typically have access to financial and other highly sensitive information regarding the Company’s business, and imposes additional restrictions on those individuals with respect to trading in the Company’s securities.

2.         Exceptions for Certain Transactions

This Policy does not apply to all transactions involving the Company’s securities. The following exceptions are intended to facilitate several common types of transactions.

a.

Stock Option Exercises.  This Policy does not apply to the exercise of a stock option (including any net-settled stock options) under the Company’s stock option plans. This Policy does apply, however, to:

i.	any sale of stock as part of a broker-assisted “cashless” exercise of an option (i.e., any market sale for the purpose of generating the cash needed to pay the exercise price of an option); and
ii.	any market sale of shares of Company stock received upon exercise of an option.

The exercise of stock options by Covered Persons does require pre-clearance under Part II, Section 4 of this Policy.

b.

Net Settlement upon Vesting of Restricted Stock or other Equity.  This Policy does not apply to a surrender of shares to the Company or the retention and withholding from delivery to the applicable officer, director or employee of shares by the Company (i.e., a so-called “net settlement”) upon the vesting of restricted stock or other equity in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock or other equity was granted.

c.

Employee Stock Purchase Plan. This Policy does not apply to the purchase of stock through the Company’s employee stock purchase plan (to the extent that the Company has such a plan) through regular payroll deductions. This Policy does apply to:

i.	the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock.

d.	401(k) Plan Purchases. The purchase of any stock through the Company’s 401(k) plan through regular payroll deductions. This Policy does apply to:
i.	the sale of any Company stock in a 401(k) plan and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, a Company stock fund.

e.

Changes Only in the Form of Beneficial Ownership. Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control, or to an inter vivos trust of which you are the sole beneficiary during your lifetime).

f.	10b5-1 Plan Transactions. The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Part II, Section 3(d).

g.

Other Transactions. In addition, this Policy does not apply to any other transaction, the specific facts of which are reviewed by the Compliance Officer and outside securities counsel, and thereby determined by the Company not to constitute a violation of applicable insider trading law.

PART I

Insider Trading Prohibition

1.         Insider Trading Prohibition (applies to all Directors, Officers and Employees of the Company)

Insider trading occurs when a person in possession of material and non-public information obtained through involvement with the Company (a) uses that information to make decisions to purchase, sell, or otherwise trade in securities of the Company or another company or (b) provides that information to others outside the Company to enable such trading.

U.S federal law, and the laws of all countries in which the Company operates, prohibit insider trading, and a violation of these laws may cause reputational and financial damage to the Company.

2.         Scope

Part I of this Policy applies to all Insiders, and all transactions in the Company’s securities, including common or preferred stock, options and warrants to purchase common stock, notes, bonds, convertible securities and any other debt or equity securities that the Company may issue, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

3.         General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

a.

No Insider may purchase or sell any Company security while in possession of material, non-public information about the Company, its customers, suppliers, consultants or other companies with which the Company has contractual relationships or may be negotiating transactions (the terms “material” and “non-public information” are defined in Part I, Section 5(a) and (b) below).

b.	No Insider who knows of any material, non-public information about the Company may communicate that information to any other person, including family and friends.

c.

No Insider may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material, non-public information about that company that was obtained in the course of his or her involvement with the Company. No Insider who knows of any such material, non-public information may communicate that information to any other person, including family and friends.

d.

No Insider should ever trade, tip or recommend Company securities (or otherwise cause the purchase or sale of Company securities) while in possession of information that the Insider has reason to believe is material and non-public unless the Insider first consults with, and obtains the advance approval of, the Compliance Officer (who is identified in Part I, Section 5(c) below).

4.         Other Prohibited Transactions

The Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in the Company’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in the Company’s securities by Insiders is subject to the following additional restrictions:

a.

Short Sales. No Insider may sell the Company’s securities short (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock). Note that in addition to this Policy, Section 16(c) of the Securities Exchange Act of 1934, as amended (“1934 Act”), prohibits Section 16 Officers and Directors of the Company from engaging in short sales.

b.	Options Trading. No Insider may buy or sell puts or calls or other derivative securities on the Company’s securities.

c.	Trading on Margin; Pledging. No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan.

d.	Hedging. No Insider may enter into hedging, monetization transactions, or similar arrangements with respect to Company securities.

5.         Definitions

a.

Materiality.  Insider trading restrictions come into play only if the information that an Insider possesses is “material.”  Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects, among others,  is reasonably likely to be found material in particular situations:

●	significant changes in the Company’s prospects;
●	financial results, projections of future earnings or losses;
●	significant write-downs in assets;
●	significant customer, partner and vendor operating and/or financial information;
●	financial data relating to significant aspects of the Company’s operations;
●	developments regarding significant litigation or government agency investigations;
●	impending bankruptcy or liquidity problems;
●	changes in earnings estimates or unusual gains or losses in major operations;
●	major changes in management or the Board of Directors;
●	a determination to declare a dividend;
●	extraordinary borrowings;
●	entry into or modification or termination of a significant contract;
●

proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions or tender offer, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

●	public offerings; and
●	actions of regulatory and governmental agencies.

Material information is not limited to historical facts, but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition or development of a new line of business, the point at which negotiations or new business line plans are determined to be material is determined by balancing the probability that the event will occur or plan be implemented against the magnitude of the effect the event or plan would have on a company’s operations or stock price should it occur or be implemented. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material.

Materiality is almost always judged in hindsight, and while a development may not seem material at the time, if following its announcement to the public, the Company’s stock price increases or decreases, a plaintiff’s lawyer or the United States Securities and Exchange Commission (“SEC”) will use this fact to demonstrate materiality. If you are unsure whether information is material, you should consult with the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

Either positive or negative information may be material information.

b.

Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the end of the first full trading day following public announcement of the information before you can treat the information as public.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

c.

Compliance Officer. The duties of the Compliance Officer (or if appropriate, the Chief Financial Officer of the Company (“CFO”) or other member of management designated by the Chair of the Audit Committee) include, but are not limited to, the following:

●	assisting with implementation of this Policy;
●	circulating this Policy to all Insiders and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
●

notifying Covered Persons (as defined in Part II below) and, if appropriate, other employees of the Company of the Company’s imposition of a trading “blackout” period as described in Part II, Section 3 below;

●	reviewing and approving Approved 10b5-1 Plans (as defined below) or revisions or amendments to such Plans as described in Part II, Section 3(d) below; and
●	pre-clearing all trading in securities of the Company by all Covered Persons in accordance with the procedures set forth in Part II, Section 4 below.

In the event that the Compliance Officer is not available or desires to effect a transaction in Company securities for which pre-clearance or approval is required under this Policy, the CFO shall serve as the Compliance Officer. In the event that the Compliance Officer is unavailable and such information is cleared by the CFO, the Compliance Officer must be informed of such clearance as soon as reasonably possible.

d.

For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control.

e.

For purposes of this Policy, the term “trading” includes any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, derivative exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of any stock (including any stock acquired upon the exercise of options or settlement of other equity awards) and any trades made under an employee benefit plan, such as a 401(k) plan or employee stock purchase plan, in each case that are not exempted from the prohibitions of this Policy under the section entitled “Exceptions for Certain Transactions” above.

6.         Violations of Insider Trading Laws or this Policy

Penalties for trading on or communicating material non-public information in violation of insider trading laws can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors. Penalties may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. A person who tips may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees. The SEC has imposed large penalties even when the tipper did not profit from the transaction.

Individuals who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer, the Board of Directors or the Audit Committee in writing and must be provided before any activity subject to the exception takes place.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Company’s Disclosure Committee and, where appropriate, the Chair of the Audit Committee of the Board, will determine the appropriate course of action.

PART II

Additional Trading Restrictions for Covered Persons

1.         Covered Persons

Covered Persons are the individuals described below (collectively, “Covered Persons”):

●	current Directors of the Company;
●

“executive officers” of the Company as described in Rule 3b-7 under the 1934 Act, and all individuals designated as “officers” of the Company for purposes of Section 16 under the 1934 (“Section 16 Officers”);

●	all employees in the accounting, finance, investor relations, and law departments of the Company;
●	family members (as defined above)of each of the foregoing groups;
●	any entities (e.g., corporations, partnerships or trusts) that any of the foregoing persons control.

The Company’s Compliance Officer may designate additional “Covered Persons” from time to time as described in Part II, Section 3 below.

2.         Scope

Because Covered Persons are exposed to a wider range of material non-public information than their colleagues (e.g., information regarding quarterly results, strategic transactions, or the like), this Policy includes additional restrictions on transactions by such persons.

3.         Blackout Periods

a.

Persons Covered. All Covered Persons are prohibited from trading in the Company’s securities during blackout periods. In addition, the Compliance Officer may notify other employees of the Company that they are prohibited from trading in the Company’s securities during blackout periods, in which event such notified persons shall also be considered Covered Persons.

b.

Quarterly Blackout Periods. Announcement of quarterly financial results almost always has the potential to have a material effect on the market for a company’s securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, and to assist compliance with insider trading laws, the Company has created the following blackout periods during which Covered Persons may not trade in the securities of the Company:

●	from seven (7) calendar days prior to the end of the fourth quarter until the end of the first full trading day following public announcement of the fourth quarter and year-end financial results;
●	from seven (7) calendar days prior to the end of the first quarter until the end of the first full trading day following public announcement of first quarter financial results;
●	from seven (7) calendar days prior to the end of the second quarter until the end of the first full trading day following public announcement of second quarter financial results; and
●	from seven (7) calendar days prior to the end of the third quarter until the end of the first full trading day following public announcement of third quarter financial results.

c.

Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, new product developments, clinical trials, or other material events) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities.  The Company will advise Covered Persons in writing (including by electronic delivery) of the first and last days of such special blackout periods.

d.

Approved Rule 10b5-1 Plan. These trading restrictions do not apply to transactions by Covered Persons under a pre-existing written plan, contract, instruction or arrangement under 1934 Act Rule 10b5-1 (“Approved 10b5-1 Plan”) that:

●	complies with the requirements and conditions of 1934 Act Rule 10b5-1(c) (including the required “cooling-off period”);
●

has been reviewed and approved  by the Compliance Officer prior to the establishment of the Rule 10b5-1 Plan (or, if an Approved 10b5-1 plan is to be revised or amended, such revision or amendment has been reviewed and approved by the Compliance Officer prior to entering into any such revision or amendment);

●	was adopted in good faith by the Covered Person outside a Blackout Period and at a time when he or she was not in possession of material non-public information about the Company; and
●

gives a third party the authority to execute such purchases and sales, outside the control of the applicable officer, Director or employee, provided such third party does not possess any material non-public information about the Company, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) for determining such information.

4.         Pre-Clearance of Securities Transactions

a.

Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all Covered Persons to obtain a pre-clearance, even outside a Blackout Period, from the Compliance Officer for all transactions in the Company’s securities. In addition, transactions made by a Section 16 Officer or Director require a supplemental pre-clearance by the Company’s CFO (or, for trades by the CFO, by the Company’s Chief Executive Officer).

b.	These procedures also apply to transactions by such person’s family members (as defined above) and to transactions by entities over which such person exercises control.

c.

Unless revoked, a grant of permission will normally remain valid until the close of trading five days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested.

d.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the applicable Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

5.         Short Term Trading by Covered Persons

Section 16 Officers and Directors who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. This prohibition does not apply to stock option exercises (whether regular or cashless) and Employee Stock Purchase Plan purchases.

Note that in addition to this Policy, under Section 16(b) of the 1934 Act, any “short-swing profits” realized by a Section 16 Officer or director of the Company from a “matching” purchase and sale or “matching” sale and purchase of Company stock occurring within a six-month period would be subject to disgorgement to the Company. Note that under Section 16(b), the highest sale price is matched with the lowest purchase price in determining profit, and purchases and sales that result in a loss are ignored— meaning that under these rules, you could be deemed to have a profit to be disgorged even though you actually lose money on your trades in the aggregate. There is an active group of lawyers that track purchases and sales by Section 16 Officers and Directors for violation of these rules. There is no defense to a violation of these rules.

Conclusion

This Policy has been delivered to all Insiders and designated outsiders upon its adoption and/or amendment by the Company (and upon any amendments, revisions or modifications thereto) and to all new Insiders and designated outsiders at the start of their employment or relationship with the Company.  Upon first receiving a copy of this Policy or any revised versions, each Director, each Section 16 Officer and each employee in the accounting, finance, investor relations, and law departments of the Company must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.